Exhibit 10.1
AMENDMENT TO THE
CLEARWATER PAPER CORPORATON
2017 STOCK INCENTIVE PLAN
The Clearwater Paper Corporation 2017 Stock Incentive Plan (the “Plan”), as adopted by the Board of Directors of Clearwater Paper Corporation (the “Corporation”) on February 28, 2017 and as subsequently amended, is hereby further amended as follows effective as of May 16, 2022:
Section 17(c) of the Plan is amended to read as follows:
(c)    Clawback. Notwithstanding anything in this Plan to the contrary, the Corporation reserves the right to cancel or adjust the amount of any Award if the financial statements of the Corporation on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined. In addition, in the event of such a restatement, the Corporation reserves the right to require a Participant to repay to the Corporation the amount by which the Award as originally calculated or determined exceeds the Award as adjusted pursuant to the preceding sentence. Without limiting the foregoing provisions of this Section 17(c), and notwithstanding any other provision of this Plan, each Award granted under this Plan, and the Shares or other compensation paid or payable pursuant thereto, shall be subject to such deductions and clawback as may be required to be made pursuant to federal or state law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement).
In addition, in the event the Committee reasonably determines that a Participant engaged in conduct that resulted in reputational harm to the Corporation, such Participant’s unpaid Awards shall be subject to termination by the Committee in its sole discretion and without consideration, and such Participant shall also pay back to the Corporation all or a portion of any Award that has been paid, in each case subject to this Section 17(c), without consideration and as determined by Committee in its sole discretion.
To record adoption of this Amendment by the Board of Directors, Clearwater Paper Corporation has caused its authorized officer to execute the same.

Date: May 16, 2022                CLEARWATER PAPER CORPORATION
                        By:     /s/ Kari Moyes
                        Name:    Kari G. Moyes
                        Title:    Senior Vice President, Human Resources